CHIEF COMPLIANCE OFFICER AGREEMENT

THIS CHIEF COMPLIANCE OFFICER AGREEMENT (the "Agreement"), is made effective this 1st day of January 2023, by and between the COMMONWEALTH INTERNATIONAL SERIES TRUST, a business trust duly organized and existing under the laws of the Commonwealth of Massachusetts, with its principal offices at 791 Town & Country Blvd., Suite 250, Houston, Texas 77024, (hereinafter referred to as ("CIST") and WILLIAM LeVAY having an address of 6122 Meadow Lake Lane, Houston, Texas 77057 ("LeVay").

I. RECITALS

1.	CIST was organized for the purpose of operating a family of funds (the "Funds")

under the Investment Company Act of 1940.

2.              CIST engaged LeVay as Interim Chief Compliance Officer beginning February 28, 2018 through December 31, 2018, then retained LeVay as Chief Compliance Officer on a permanent basis beginning January 1, 2019.

3.              LeVay is duly qualified and willing to perform the services called for under the terms and conditions set forth in this Agreement as amended and restated, on a permanent basis.

II. DESCRIPTION OF SERVICES

LeVay is retained to serve as CIST's Chief Compliance Officer. Such services shall be provided at the direction of the independent members of the Board of Trustees (the "Independent Trustees") and to the best of LeVay's knowledge and ability pursuant to the specification and the requirements of the Independent Trustees and Investment Company Act of 1940 and its rules and regulations promulgated there under. Additionally, LeVay will review the business continuity plan of each service provider to the Funds including CIST's administrator to assure that such plans are updated and periodically tested. Further, LeVay shall serve as the primary compliance contact in conjunction with any compliance services provided by CIST's current administrator. LeVay is authorized and expected to use the services and technical support of third parties including FCA Corp, Ultimus and their agents and subsidiaries.

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III. PAYMENT

Payment. CIST shall pay LeVay $2,500 per month for up to fifty (50) hours of work per quarter performed under this Agreement. If LeVay spends over (50) hours in any calendar quarter, he shall be compensated at a rate of One Hundred and twenty-five ($125.00) per hour for each hour in excess of fifty (50) hours for that quarter. LeVay must secure the approval and/or ratification by a majority of the Independent Trustees with respect to the payment for services for any hours in excess of one hundred (100) hours during any calendar quarter. LeVay understands and agrees that the approval of a majority of the Independent Trustees will not be unreasonably withheld. The Board, including the Independent Trustees, acknowledges that it shall be unreasonable not to allow LeVay to discharge his duties as required by law. It is understood that LeVay shall utilize the resources of the Funds' service providers to the extent reasonably feasible to minimize the need for his time to exceed One Hundred (100) hours per quarter. LeVay will notify CIST's administrator for accounting purposes if the activity which created the need to work in excess of One Hundred hours (100) in the quarter was attributable to a specific fund within CIST.

CIST agrees to promptly reimburse LeVay for all out-of-pocket expenses reasonably incurred in providing services under this Agreement. In that LeVay is currently an employee of FCA Corp (the "Adviser"), and serving as Chief Compliance Officer of the Adviser, any out-of- pocket expenses may be shared by CIST and Adviser to the extent that they apply to services pertaining to both this Agreement and LeVay services to the Adviser. All rights for expense reimbursements shall survive the termination of this Agreement.

Notwithstanding any provision of this Agreement or any other agreement that expressly or by implication provides to the contrary, it is expressly agreed and acknowledged that LeVay cannot ensure that CIST complies with the applicable securities laws.

IV. RELATIONSHIP OF PARTIES

The parties intend that an independent contractor relationship will be created by this Agreement. CIST is interested only in the ethical and professional results achieved, and the conduct and control of the work will be solely with LeVay. LeVay is not to be considered an agent or an employee of CIST for any purpose, and any employees of LeVay are not entitled to any benefits that CIST provides to its employees. It is understood that CIST does not agree to use LeVay exclusively. It is further understood that LeVay is free to contract for similar services to be performed for other businesses while LeVay is under contract with CIST. CIST is free to

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contract with other parties for compliance support, however only LeVay will be designated the Chief Compliance Officer of CIST for the duration of this Agreement and any other party contracted by the trust for compliance services will confer with and serve under the direction of LeVay.

V. LIABILITY

The work to be performed under this Agreement will be performed entirely at LeVay's risk, except that LeVay shall be provided the same indemnification which is afforded an officer of CIST pursuant to that set forth in the Declaration of CIST, Bylaws of CIST, and other declarations and coverages in place for CIST. Additionally, LeVay will be afforded coverage under any professional liability insurance policy maintained by CIST. Generally, so long as LeVay acts in good faith and in a manner reasonably believed to be in the best interest of CIST (and would not otherwise be liable to CIST by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office), CIST shall indemnify LeVay and hold him harmless from any loss, liability, expenses (including reasonable attorney fees) and damages incurred by him or arising out of or resulting to the service under this Agreement. LeVay may rely on all documents furnished by CIST and its service providers in connection with the services to be provided under this Agreement and shall be entitled to indemnification with regard to such reliance.

LeVay shall assume full responsibility for payment of any federal, state and local taxes imposed or required under unemployment insurance, social security and income tax, labor, or other laws with respect to LeVay under this Agreement. It is the intent of the parties that the compensation to be paid to LeVay shall be the gross amount payable by CIST. If LeVay is deemed an employee for the purposes of any such laws, LeVay shall reimburse CIST for all amounts CIST is required to pay as a consequence of such classification including (e.g., any amount CIST is required to pay on taxes or contributions to any retirement or other employee benefit plans).

VI. DURATION

This Agreement shall become effective as of the date first above written and shall continue in force until December 31, 2023 and thereafter for one-year terms, provided continuance is approved at least annually by the vote of a majority of the Independent Trustees who are not parties to this Agreement or interested persons of any such party. Notwithstanding, either party may terminate this Agreement at any time upon sixty (60) days' notice.

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VII. CONFIDENTIALITY AGREEMENT

LeVay hereby agrees to refrain from disclosing to third parties any or information with respect to CIST and its securities except as required by law or the Securities and Exchange Commission's examination protocols.

For purposes of this Agreement, "Confidential Information" means that proprietary information which CIST owns, controls, to which it has exclusive access as to the techniques, formulations, organization, design, development, implementation preparation and other operations, methods and accumulated experiences incidentally other sale and performance of its services including, without limitation information which pertains to portfolio holdings investment strategies, investment allocation and investment vehicles. Confidential Information shall not include information which hereafter comes into the public domain through no action of LeVay, nor shall it include information acquired in a manner that does not violate, or originate from a source that has not violated, any secrecy or confidential nondisclosure agreement with CIST.

LeVay covenants and agrees that LeVay shall, during and after the Term, keep secret the Confidential Information divulged, disclosed or in any way communicated to him by CIST or otherwise learned by LeVay, and shall not disclose any Confidential Information without the prior written consent of CIST and its Board of Trustees. Confidential Information made available to LeVay by CIST, if any, will at all times be held in confidence and in reliance upon LeVay's covenant to retain such Confidential Information as secret and confidential. LeVay shall not copy or reproduce any Confidential Information without the prior written consent of CIST and its Board of Trustees.

VIII. NON-ASSIGNABILITY

This Agreement shall not be assigned by either party except with the prior written consent of the other party which consent shall not be unreasonably withheld.

IX. NOTICE

Any notice to be given hereunder shall be in writing and shall be effective when mailed to the addressee at the address first set forth above.

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X. ARBITRATION

All disputes arising out of or in connection with this Agreement shall be finally settled in Houston, Texas under the Rules of Arbitration of the American Arbitration Association.

XI. GOVERNING LAW

This Agreement shall be governed by the laws of the State of Texas without giving effect to principles of conflicts of law.

XII. ENTIRE AGREEMENT; AMENDMENT

This Agreement constitutes the entire agreement between the parties and supersedes all prior oral or written agreements and may be amended only upon the written agreement of both parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the first date set forth above.

COMMONWEALTH INTERNATIONAL SERIES TRUST

By: /s/ John Akard Jr.

John Akard Jr., Trustee and Chair of the Audit & Compliance Committee

CHIEF COMPLIANCE OFFICER

By: /s/ William LeVay

William LeVay